UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 6, 2010

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-32253	87-0650264
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification Number)
of incorporation)

16B/F Ruixin Bldg., No. 25 Gaoxin Road
Xi’an, Shaanxi Province, China  710075
(Address of principal executive offices)

86-29-8822 4682
 (Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 6, 2010, Ms. Angela Aichun Li resigned as a member of the Board of Directors (the “Board”) of Huifeng Bio-Pharmaceutical Technology, Inc. (the “Company”). Ms. Li’s resignation was due to personal reasons and not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On May 8, 2010, the Board appointed Mr. Chi Keung Lui as a director of the Company, effective immediately.  The Board has determined that Mr. Lui is an independent director within the meaning set forth in the applicable rules, as currently in effect.  In connection with the appointment of the new director to the Board, the Company has agreed to pay Mr. Lui an annual compensation of 30,000 shares of the Company’s restricted common stock. The biographical information regarding the new director is listed below:

Mr. Lui has more than thirty year’s experience in banking, accounting and finance, information technology, and investment and business consultant. Mr. Lui is currently the CEO of Porcheers Consultants Limited, a consulting company to provide professional services to corporations in internal control, public listing, acquisition and merger and corporate planning and investment. From 2004 to 2006, Mr. Lui was the Director and CFO of China Digital Media Corporation, a company listed on OTCBB. As the CFO of the China Digital Media Corporation, Mr. Lui assisted the company to be listed on OTCBB and to establish the accounting and financial system and implement the internal control system to comply with the U.S. listing requirements. Mr. Lui was also the founder and Managing Director of Beth Group for building ERP system from 1995 to 2001. Prior to Beth Group, Mr. Lui was the Director and General Manager of Tomson Pacific, a Hong Kong listed company with total assets of more than HK$3 billion. Prior to Tomson Pacific, Mr. Lui was in the merchant banking field from 1989 to 1992 to advise companies for listing in Hong Kong and act as consultant for merger and acquisition. Mr. Lui graduated from Baptist University, majoring in Business Management, and minoring in Accounting. Mr. Lui obtained his MBA degree from the University of East Asia in Macau.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huifeng Bio-Pharmaceutical Technology, Inc.

	By:	/s/ Jing’an Wang
Jing’an Wang
Date: May 11, 2010		Chief Executive Officer